UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549


                                 FORM 8-K



                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported):      January 5, 2000
                                                        -----------------


                          SFAC New Holdings, Inc.
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          (Exact name of registrant as specified in its charter)



State of Delaware                    33-383149                    52-2173534
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(State or other jurisdiction      (Commission File No.)    (I.R.S. Employer
of incorporation or organization)                         Identification No.)


       520 Lake Cook Road, Suite 550, Deerfield, IL            60015
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    (Address of principal executive offices)                 (Zip Code)


  Registrant's telephone number, including area code      (847) 405-5300
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ITEM 5.    OTHER EVENTS

This filing provides an update concerning certain legal matters as noted below.

Cacique Litigation
-----------------

As reported by SFC New Holdings, Inc. (the "Company"), a subsidiary company of SFAC New Holdings, Inc., on Form 8-K dated September 16, 1999, a jury in the Los Angeles Superior Court returned a verdict of $4.5 million of compensatory damages against Stella Foods, Inc. ("Stella") and certain other defendants in the matter of Cacique v. Stella Foods, et. al. (the "Cacique Case"). In addition, the Court assessed approximately $1.7 million of interest on the compensatory damages and aggregate punitive damages of approximately $12.5 million against Stella and C. Dean Metropoulos, the former CEO of Stella. The Court has yet to rule on the amount of the plaintiff's attorney fees to be paid by the defendants. As a part of the sale of Stella to the Saputo Group ("Saputo") in December 1997, Specialty Foods Corporation ("SFC"), a parent company of SFAC New Holdings, Inc., indemnified Saputo with respect to this proceeding. Although the Company is not a defendant in the litigation, it continues to control the defense. The facts that give rise to this litigation are more fully described in SFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

As previously disclosed, the Company strongly disagrees with the verdict in this case. Furthermore, the Company believes that numerous reversible errors occurred at the trial and it will vigorously pursue all available post-trial rights and remedies. Post-trial motions are scheduled for February 2000.

Recently, three additional lawsuits have arisen stemming from the Cacique matter. First, the Company and the other defendants in the Cacique Case have filed suit against certain insurance carriers of both the Company and Stella seeking declaratory relief that such insurance companies are responsible for certain of the damages in the Cacique Case. Second, following the verdict in the Cacique Case, Saputo filed suit against the Company seeking injunctive relief and alleging that the Company is obligated to post a bond on Saputo's behalf in the Cacique Case equal to 150% of the aggregate verdict while the Cacique Case is under appeal. The Company disagrees with the allegations in the Saputo lawsuit and intends to vigorously defend the matter. Third, C. Dean Metropoulos filed suit against SFC, Stella and certain other defendants alleging, among other things, that the Company and its agents interfered with Mr. Metropoulos' rights to indemnification from Stella for damages arising out of the Cacique Case, notwithstanding the finding of the jury in that case that the wrongful acts committed by Mr. Metropoulos were "willful and malicious". The Company believes that Mr. Metropoulos' lawsuit is entirely without merit. The Company intends to vigorously defend against this action.

Bondholder Matter
-----------------

Recently, one of the holders ("Bondholder") of the Company's 11-1/4% Senior Notes, filed a lawsuit (the "Bondholder Suit") relating to the distribution of net proceeds following the Company's pending sale (the "Metz Sale") of its wholly owned subsidiary, Metz Holdings, Inc. The Bondholder has indicated to the Company that it is primarily focused on the priority of distribution of such proceeds as between the 11-1/4% Senior Notes and the Company's 12-1/8% Senior Notes, which were exchanged for notes that were originally issued as a refinancing of a portion of the Company's term debt in 1995. Shortly thereafter, the Bondholder Suit was withdrawn without prejudice, based on an agreement between the Bondholder and the Company, pursuant to which the Company agreed, among other things, that it would negotiate in good faith in order to resolve the issues raised in the Bondholder Suit and, in any event, that it would not distribute the proceeds of the Metz Sale to holders of the Company's Senior Notes without ten days' prior written notice to the Bondholder.

Summary Comment
---------------

The Company believes that it will successfully defend against the actions described above. On that basis, it is unlikely that the ultimate resolution of these matters will have a material adverse effect on the Company's financial condition, results of operations or near-term liquidity. However, the Company does anticipate that it will incur significant additional legal expenses as it pursues a vigorous defense against each of these actions.

While the Company believes that it will successfully defend against these actions, no assurances can be given as to: (i) the outcome of these or any other legal proceedings and (ii) the related impact of an unanticipated adverse outcome of these proceedings on the Company's financial condition, results of operations or near-term liquidity.


                         SIGNATURES

Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             SFAC NEW HOLDINGS, INC
                                (Registrant)

Date:     January 13, 2000                   By:  /s/ Robert L. Fishbune
                                                    --------------------
                                                 Robert L. Fishbune
                                                 Vice President and Chief
                                                    Financial Officer